10F-3 Report
CGCM Emerging Markets Equity Investments
	9/1/2014		through	2/28/2015

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Alibaba Group Holding Limited	Lazard Asset Management LLC	9/18/2014	Credit Suisse	320,106,100	5,000	68.000